EXHIBIT 10.3

LETTER OF INTENT

NuTech Digital, Inc. 15210 Keswick Street, Van Nuys, CA 91405 a California Corporation U.S.A that licenses distributes and markets movies, games and special projects wishes to enter into a Letter of Intent with Ritek Corp, 42 Kuangfu. N. Road Hsin Chu Industrial Park, Taiwan R.O.C. a Taiwanese Corporation that replicates DVD’S and has a subsidiary named Catalyst Logic that distributes DVD’s.

A.    The Shadoan Letter of Intent is as follows:

1.    NuTech has the licensed rights for Shadoan, an interactive game being formatted for DVD. Ritek wishes to replicate Shadoan, secure the exclusive distribution rights for Taiwan and region 3, and receive a 5% commission for all bundling sales that Ritek secure for Shadoan.

2.    NuTech wants an advance of $400,000 USD from Ritek. $200,000 will be wired within 48 hours of receipt of the Deed of Trust/Personal Property by Ritek. A second payment of $200,000 on or before, Sept 15, 1998 will be wired by Ritek. After wiring the first payment of $200,000 and receipt by NuTech of the funds, NuTech and Ritek both parties own 50%/50% (fifty/fifty) the licensed rights for Shadoan, until repayment as per the terms of this Letter of Intent are completed. (See Letter of Intent A)

NuTech will replicate all Shadoan discs at Ritek’s facilities subject to final pricing competitive with existing prices in the market place approximately in Nov of 1998. The price for DVD 9 could be in the $1.50 range. However, the price will be defined in detail by future formal manufacturer agreement.

NuTech is planning on having all the authoring, DLT and compression done by November 6, 1998, and will plan on sending to Ritek the week of November 6, 1998 the DLT as well as the Purchase Order (PO) at the same time. The amount of the Purchase order will be for approximately 100,000 discs. Discs are scheduled for completion and delivery by Ritek to NuTech around November 27. NuTech will package product for a release date of December 10th. The next production of discs by Ritek will be of approximately 50,000 discs which will occur at the rate of approximately 20 days from then on.

3.    NuTech we will pay Ritek back the $400,000 by the following method. For every unit replicated of Shadoan, NuTech will pay Ritek the replication price as agreed to in Paragraph # 2 plus an additional $2.00 pre payment per unit. For example, in November NuTech orders 100,000 units Ritek will submit an invoice under normal terms for cost of replication

100,000 units × 1.50 or less = 150,000
+ 100,000 units × 2.00 prepayment = 200,000 or $350,000 total due.

4.    In addition, NuTech will pay 8.5 % per annum interest accruing from the first day of receipt of the funds from Ritek. The repayment terms for the loan will be payable monthly on the unpaid balance, beginning 30 days after the first $200,000 has been dispersed by Ritek. All funds will be paid via Wire transfer. Thereafter-monthly payments will be made for the interest due on the balance until paid in full. For example, if money is received by August 10, 1998 - The 1st payment of $1,417 interest will be paid on Sept 10th, 1998 and then monthly, computed on the average outstanding balance at EOM till balance is paid in full.

5.    After all loan funds are re-paid in full to Ritek, then all rights will revert back to Nutech. However, if after 6 months (June 10, 1999) from release date (Dec 10, 1998) Ritek hasn’t received all $400,000 from NuTech the following will occur: Ritek will send notice to NuTech indicating all monies due have not been paid. NuTech has 10 days to pay the balance due or Ritek becomes 100% owner and license holder of Shadoan.

6.    Ritek gets total replication for Shadoan DVD-ROM through April 1, 2003 the entire duration of the contract between NuTech and TIG Group the copyright holder.

7.    Lee Kasper, President of NuTech will provide Deed of Trust Personal Propertylassets as a Guarantee. Mr. Kasper would file the lien in the name of Ritek Corporation for the amount of $400,000. Mr. Kasper will provide a formal document that has been certified by the court upon signing of the contract herein. Within 48 hours of receipt of the deed, Ritek will wire the first payment of $200,000. If Ritek does not wire the funds as stated herein, then Ritek will return all rights and deeds back to Mr. Kasper, and Nutech Digital.

8.    At the time of placing the first replication order of Shadoan, NuTech will put up a L/C for 50% of that order. This should not be sooner than October 25, 1998

9.    This Letter of Intent shall supercede and become primary to any and all other documents and agreements between the parties with reference to Shadoan. Contract A will become subordinate and secondary to this document and will become invalid in any dispute.

B.    Miscellaneous.

(a)  Preparation of Agreement.    It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

(b)  Cooperation.    Each party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds and things and to execute and deliver any documents that may from time to time be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

(c)  Interpretation.

(i)  Entire Agreement/No Collateral Representations.    Each party expressly acknowledges and agrees that this Agreement, including all exhibits attached hereto: (1) is the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof; (2) supersedes any prior or contemporaneous agreements, promises, assurances, guarantees, representations, understandings, conduct, proposals, conditions, commitments, acts, course of dealing, warranties, interpretations or terms of any kind, oral or written (collectively and severally, the “Prior Agreements”), and that any such prior agreements are of no force or effect except as expressly set forth herein; and (3) may not be varied, supplemented or contradicted by evidence of Prior Agreements, or by evidence of subsequent oral agreements. Any agreement hereafter made shall be ineffective to modify, supplement or discharge the terms of this Agreement, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the modification or supplement is sought.

(ii)  Waiver.    No breach of any agreement or provision herein contained, or of any obligation under this Agreement, may be waived, nor shall any extension of time for performance of any obligations or acts be deemed an extension of time for performance of any other obligations or acts contained herein, except by written instrument signed by the party to be charged or as otherwise expressly authorized herein. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or a waiver or relinquishment of any other agreement or provision or right or power herein contained.

(iii)  Remedies Cumulative.    The remedies of each party under this Agreement are cumulative and shall not exclude any other remedies to which such party may be lawfully entitled.

(iv)  Severability.    If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

(v)  No Reliance Upon Prior Representation.    The parties acknowledge that no other party has made any oral representation or promise which would induce them prior to executing this Agreement to change their position to their detriment, partially perform, or part with value in reliance upon such representation or promise; the parties acknowledge that they have taken such action at their own risk; and the parties represent that they have not so changed their position, performed or parted with value prior to the time of their execution of this Agreement.

(vi)  Headings: References: Incorporation; Gender.    The headings used in this Agreement are for convenience and reference purposes only, and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof. References to this Agreement shall include all amendments or renewals thereof. All cross-references in this Agreement, unless specifically directed to another agreement or document, shall be construed only to refer to provisions within this Agreement, and shall not be construed to be referenced to the overall transaction or to any other agreement or document. Any exhibit referenced in this Agreement shall be construed to be incorporated in this Agreement. As used in this Agreement, each gender shall be deemed to include the other gender, including neutral genders or genders appropriate for entities, if applicable, and the singular shall be deemed to include the plural, and vice versa, as the context requires.

(d)  Enforcement.

(i)  Applicable Law.    This Agreement and the rights and remedies of each party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles thereof) of the State of California, United States of America as if this agreement were made, and as if its obligations are to be performed, wholly within the State of California, United States of America.

(ii)  Consent to Jurisdiction: Service of Process.    Any action or proceeding arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the state courts of California located within the County of Los Angeles, United States of America. Each party generally and unconditionally accepts the exclusive jurisdiction of such courts and to venue therein, consents to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint in accordance with the notice provisions of this Agreement, and waives any defense or right to object to venue in said courts based upon the doctrine of “Forum Non Conveniens”. Each party irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

(e)  No Assignment of Rights or Delegation of Duties.    Neither party shall assign his or its rights or obligations under this Agreement without the prior written consent of the other party.

(f)  Notices.    Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively and severally called “Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (A)

personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by telegraph or by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), (C) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt), or (D) by mailing in the United States mail by registered or certified mail, return receipt requested, postage prepaid (which forms of Notice shall be deemed to have been given upon the fifth {5th} business day following the date mailed). Each party, and their respective counsel, hereby agree that if Notice is to be given hereunder by such party’s counsel, such counsel may communicate directly with all principals, as required to comply with the foregoing notice provisions. Notices shall be addressed to the address hereinabove set forth in the introductory paragraph of this Agreement, or to such other address as the receiving party shall have specified most recently by like Notice, with a copy to the other parties hereto.

(g)  Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto. Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto by having attached to it one or more additional signature pages.

(h)  Execution by All Parties Required to be Binding; Electronically Transmitted Documents.    This Agreement shall not be construed to be an offer and shall have no force and effect until this Agreement is fully executed by all parties hereto. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

E.    Wire Transfer Instructions

NuTech Digital, Inc
City National Bank
Encino, California Office
16133 Ventura Blvd.
Phone 818-905-4100
ABA # 122016066
Acct # 024- 774457
Wire Phone 818-905-4106

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Dated: August 6, 1998		Dated

Signed:	/s/ Lee Kasper	Signed:	/s/ Steven Chang
Lee Kasper

Title:	President	Title:	Executive Vice President

LETTER OF INTENT A

NuTech Digital, Inc.15210 Keswick Street, Van Nuys, CA 91405 a California Corporation U.S.A that licenses distributes and markets movies, games and special projects wishes to enter into a Letter of Intent with Ritek Corp, 42 Kuangfu. N. Road Hsin Chu Industrial Park, Taiwan R.O.C. a Taiwanese Corporation that replicates DVD’S and has a subsidiary named Catalyst Logic that distributes DVD’s.

The Shadoan Letter of Intent is as follows:

1.    Ritek gets total replication for Shadoan DVD-ROM through April 1, 2003 the entire duration of the contract between NuTech and TIG Group the copyright holder.

NuTech has the worldwide DVD licensed rights for Shadoan from 1998 to April 1, 2003, an interactive game being formatted for DVD. Ritek will replicate Shadoan, and secure the exclusive distribution rights for Taiwan and region 3.

Description of Shadoan

Shadoan is an interactive children’s title which follows the heroics of it’s central character Lathan Kandor, who must reassemble the missing parts of a magic amulet and return them to the beautiful Princess Grace Delight, in order to finally defeat the evil wizard Torloc.

Shadoan features more than 70,000 hand-painted cells of animation and a unique Parental Guidance Mode which enables parents to adjust the level of cartoonish fighting scenes to what they believe to be appropriate for their children. Shadoan took over 9 months to complete using over 300 animators working around the clock.

The sound tract contains 30 original musical scores which were created by authors known for their arrangements for Pocahontas and Beauty and the Beast.

The title was awarded “Best of Show” by MacWorld 1998. It also received the Parent’s Choice Approval Award for excellence in children’s entertainment in 1997.

The DVD-Rom and DVD Console are a one of a kind, brand new undertaking in the formats. It is the first totally Interactive DVD game in the world.

•	Dvd Rom
•	Dvd Video Consol
•	Dts 5.1
•	6 Languages
•	IBM Voice
•	Score Memory
•	Hit Sound Track
•	Disney Quality Animation
•	Hologram Packaging

•	Non-Violent Game
•	Approved by 3700 P.T.A. Associations

2.    NuTech wants an advance of $400,000 USD from Ritek. $200,000 will be wired within 48 hours of receipt of the signing of this Letter of Intent by Ritek. A second payment of $200,000 on or before, Sept 15, 1998 will be wired by Ritek. After wiring the first payment of $200,000 and receipt by NuTech of the payment, NuTech and Ritek both parties own 50%/50% (fifty/fifty) the licensed rights for Shadoan.

3.    Nutech can re-purchase Shadoan from Ritek after June 10, 1999 at the rate of $400,000.00 USD.

4.    Applicable Law.    This Agreement and the rights and remedies of each party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles thereof) of the State of California, United States of America as if this agreement were made, and as if its obligations are to be performed, wholly within the State of California, United States of America.

5.    Wire Transfer Instructions

NuTech Digital, Inc
City National Bank
Encino, California Office
16133 Ventura Blvd.
Phone 818-905-4100
ABA # 122016066
Acct # 024-774457
Wire Phone 818-905-4106

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Dated: August 6, 1998		Dated:

Signed:	/s/ LEE KASPER	Signed:	/s/ STEVEN CHANG
Lee Kasper
Title:	President	Title:	EVP